RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement

Pricing Supplement Dated March 1, 2012 to the
Product Prospectus Supplement CS-RevCon-Index-1 Dated
February 24, 2012, Prospectus Dated January 28, 2011, and
Prospectus Supplement Dated January 28, 2011
$5,000,000 Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices, due March 6, 2013 Royal Bank of Canada

Royal Bank of Canada is offering the Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices (the “Notes”).  The Reference Indices are the S&P 500® Index and the Russell 2000® Index.

The Notes will pay interest on the 6th day of each month at the rate of 7.50% per annum.
At maturity, we will pay the principal amount of the Notes, unless the Final Level of either Reference Index is less than its respective Barrier Level.  The Barrier Level of each Reference Index will be equal to 65% of its level on the pricing date.

If the Final Level for either Reference Index is less than its Barrier Level, then you will receive at maturity, instead of the principal amount, and in addition to accrued and unpaid interest, an amount of cash, which will be less than the principal amount, based upon the percentage decrease of the Worst Performing Reference Index.  Investors could lose some or all of their investment at maturity if there has been a decline in the level of either Reference Index.

Reference Indices	Initial Levels	Barrier Levels
S&P 500® Index (“SPX”)	1,374.09	893.16
Russell 2000® Index (“RTY”)	815.22	529.89
The Notes will be automatically called if the closing level of each Reference Index is equal to or greater than its respective Initial Level on a monthly Call Date.  The Call Price will be 100% of the principal amount, plus any accrued and unpaid interest.

The CUSIP number for the Notes is 78008TX82. Any payments on the Notes are subject to our credit risk.
Issue Date: March 6, 2012
Maturity Date: March 6, 2013
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page P-6 below, page 1 of the prospectus supplement dated January 28, 2011, and “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated February 24, 2012.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$5,000,000
Underwriting discounts and commissions	0.50%	$25,000
Proceeds to Royal Bank of Canada	99.50%	$4,975,000
The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Cash Settled Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the worst performing of two equity indices (each a “Reference Index,” and collectively, the “Reference Indices”).  The Notes have a term of one year.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series E

Pricing Date:	March 1, 2012

Issue Date:	March 6, 2012

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Coupon Rate:	7.50%

Coupon Payment:	Each coupon will be paid in equal monthly payments. (30/360)

Coupon Payment Date(s):
The coupon will be paid monthly on April 9, 2012, May 7, 2012, June 6, 2012, July 6, 2012, August 6, 2012, September 6, 2012, October 8, 2012, November 6, 2012, December 6, 2012, January 7, 2013, February 6, 2013 and on the Maturity Date.

Automatic Call:	If, on any Call Date, the closing levels of both Reference Indices are equal to or greater than their respective Call Levels, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

Call Levels:	The Initial Level of the applicable Reference Indices.

Call Dates:	April 2, 2012, May 1, 2012, June 1, 2012, July 2, 2012, August 1, 2012, September 4, 2012, October 1, 2012, November 1, 2012, December 3, 2012, January 2, 2013, and February 1, 2013.

Call Settlement Date:	Three business days following the applicable Call Date.

Valuation Date:	March 1, 2013

Maturity Date:	March 6, 2013, unless subject to an Automatic Call.

Reference Indices:	The S&P 500® Index (the “SPX”) and the Russell 2000® Index (the “RTY”)

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

Worst Performing Reference Index:	The Reference Index which has the lowest Percentage Change. “Percentage Change” means an amount, expressed as a percentage, equal to:

Initial Levels:	The closing level of each Reference Index on the pricing date.

Final Levels:	The closing level of each Reference Index on the Valuation Date.

Payment at Maturity (if held to maturity):
For each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Level of either Reference Index is less than its Barrier Level.

If the Final Level of either Reference Index is less than its Barrier Level, then the investor will receive at maturity, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, for each $1,000 in principal amount of the Notes:

$1,000 + ($1,000 x the Percentage Change of the Worst Performing Reference Index)

Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the level of Reference Index.

Monitoring Period:	The Monitoring Period will consist solely of the Valuation Date.

Monitoring Method:	Close of Trading Day.

Calculation Agent:	RBC Capital Markets, LLC

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and on pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

HYPOTHETICAL RETURNS

The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of any Reference Index.  The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the level of each Reference Index on the Valuation Date relative to its level on the Pricing Date.  We cannot predict the actual performance of any Reference Index.

The table below illustrates the Payment at Maturity of the notes (excluding the final Coupon) for a hypothetical range of performance for the Worst Performing Reference Index assuming an Initial Level of 100.00, a Barrier Level of 65.00 and an initial investment of $1,000, and assuming the Notes are not called.  Hypothetical Final Levels are shown in the first column on the left.  For this purpose, we have assumed that there will be no market disruption events.  The second column shows the Payment at Maturity for a range of Final Levels on the Valuation Date.  The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount.  If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

We make no representation or warranty as to which of the Reference Indices will be the Worst Performing Reference Index.  It is possible that the Final Level of each Reference Index will be less than its Initial Level.

Hypothetical Final Level	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal
100.00	100.00%	$1,000
85.00	100.00%	$1,000
75.00	100.00%	$1,000
65.00	100.00%	$1,000
64.90	64.90%	$649.00
55.00	55.00%	$550.00
50.00	50.00%	$500.00
25.00	25.00%	$250.00
0.00	0.00%	$0.00

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Worst Performing Index increases by 25% from the Initial Level of 100.00 to the Final Level of 125.00.  Because the level of the Worst Performing Index is greater than the Barrier Level of 65.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the Notes, a cash payment of $1,000 per security, despite the 25% appreciation in the level of the Worst Performing Index.

Example 2: The level of the Worst Performing Index decreases by 15% from the Initial Level of 100.00 to the Final Level of 85.00.  Because the level of the Worst Performing Index is greater than the Barrier Level of 65.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the Notes, a cash payment of $1,000.00 per Note, despite the 15% decline in the level of the Worst Performing Index.

Example 3: The level of the Worst Performing Index is 50.00 on the Valuation Date, which is less than the Barrier Level of 65.00.  Because the level of the Worst Performing Index is less than the Barrier Level of 65.00 on the Valuation Date, we will pay only $500 for each $1,000 in the principal amount of the Notes, in addition to any accrued and unpaid interest.

The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Reference Indices that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Index.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond purchased, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

RISK FACTORS

An investment in the Notes entails other risks not associated with an investment in conventional debt securities.  You should carefully review the detailed explanation of the risks relating to the Notes under the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and under “Risk Factors” in the prospectus supplement and prospectus.  In light of the complexity of the transaction described in this pricing supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.

•	Your investment in the Notes will result in a loss if the Final Level of either Reference Index is less than its Barrier Level. You may lose all or a substantial portion of your principal amount.

•	Your payment at maturity may be determined solely by reference to the Worst Performing Reference Index, even if the other Reference Index performs better.

•
You will not benefit from any increase in the level of either Reference Index above its Initial Level, and you will not receive a payment at maturity or upon an automatic call with a value greater than your principal amount, plus accrued and unpaid interest.

•	The yield on the Notes may be lower than the yield on a standard debt security of comparable maturity.

•	There may not be an active trading market for the Notes—sales in the secondary market may result in significant losses.

•	The Notes will be subject to automatic early redemption if the closing level of each Reference Index on any Call Date is greater than or equal to its respective Initial Level.

•	The market value of your Notes may be influenced by many unpredictable factors.

•	Payments on the Notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the Notes.

•
The performance of the Reference Indices may be highly correlated.  Since each Reference Index tracks a subset of the U.S. equities market, a decrease in the level of one Reference Index may also coincide with a decrease in the level of the other Reference Index.

•
The amount to be paid at maturity will not be affected by all developments relating to the Reference Indices.  Unless the Notes are subject to an automatic call, only the levels of the Reference Indices as of the Valuation Date will be used to determine your return on the Notes.

•	Changes that affect the composition or level of a Reference Index may affect the market value of the Notes and the amount you will receive at maturity.

•
Trading and other transactions by Royal Bank or its affiliates in the Reference Indices or their components, futures, options, exchange-traded funds or other derivative products may adversely affect the market value of the Notes.

•	The inclusion in the purchase price of the Notes of a selling concession and of our cost of hedging our market risk under the Notes is likely to adversely affect the market value of the Notes.

•	We have no affiliation with the sponsor of any Reference Index, and will not be responsible for any actions taken by any such sponsor.

•	The business activities of Royal Bank or its affiliates may create conflicts of interest.

•	There are potential conflicts of interest between you and the calculation agent.

•	The historical performance of the Reference Indices should not be taken as an indication of their future performance.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part.  Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement.  In the event of any conflict, this pricing supplement will control.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 28, 2011, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement CS-RevCon-Index-1 dated February 24, 2012:
http://www.sec.gov/Archives/edgar/data/1000275/000121465912000824/f222121424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

U.S. FEDERAL TAX INFORMATION

1.05% of each stated interest payment (7.50% in total) will be treated as an interest payment and 6.45% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 24, 2012 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

INFORMATION REGARDING THE REFERENCE INDICES

All disclosures contained in this pricing supplement regarding the Reference Indices, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by each of the applicable index sponsors.  These index sponsors have no obligation to continue to publish, and may discontinue publication of, the Reference Indices.  The consequences of the index sponsors discontinuing publication of the Reference Indices are discussed in the section of the Index product supplement entitled “General Terms of the Notes—Unavailability of the Level of a Reference Index.” Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Reference Indices or any successor index.

The SPX

The SPX is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of February 29, 2012, 400 companies included in the SPX traded on the New York Stock Exchange, and 100 companies included in the SPX traded on The NASDAQ Stock Market.  On February 29, 2012, the average market capitalization of the companies included in the SPX was $25.86 billion.  As of that date, the largest component of the SPX had a market capitalization of $505.67 billion, and the smallest component of the SPX had a market capitalization of $1.38 billion.]

S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of March 1, 2012, indicated in parentheses: Consumer Discretionary (10.84%); Consumer Staples (10.73%); Energy (12.15%); Financials (14.22%); Health Care (11.35%); Industrials (10.78%); Information Technology (20.19%); Materials (3.61%); Telecommunication Services (2.71%); and Utilities (3.42%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.

S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks.  As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock.  In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005.  S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment.  However, the adjustment affects each company’s weight in the SPX.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the SPX calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 5% of the outstanding shares, by the total shares outstanding.  The float-adjusted index is then calculated by multiplying, for each stock in the SPX, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology.  The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943.  An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time.  The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10.  This is often indicated by the notation 1941-43 = 10.  In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number.  However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX.  The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance of the SPX

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs.  Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment.  By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX.  Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible.  All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible.  All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible.  Other changes in IWFs will be made annually when IWFs are reviewed.

The RTY

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986.  The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market.  The RTY is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company.  Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover.  Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

RBC Capital Markets, LLC
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Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00.  Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership.  Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.  In general, only one class of common stock of a company is eligible for inclusion in the RTY, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the RTY reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the RTY.  The current RTY level is calculated by adding the market values of the RTY’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 3,000 stocks.  The available market capitalization is then divided by a divisor, which represents the index value of the RTY.  To calculate the RTY, closing prices will be used from the primary exchange of each security.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the RTY.  In order to provide continuity for the RTY’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

RBC Capital Markets, LLC
P12

Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

License Agreements

The SPX

S&P and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use the SPX, in connection with securities, including the Notes.  The SPX is owned and published by S&P.

The license agreement between S&P and Royal Bank provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the SPX to track general stock market performance.  S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the SPX which is determined, composed and calculated by S&P without regard to Royal Bank or the Notes.  S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the SPX.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SPX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's®," "S&P®," and "S&P 500®," "Standard & Poor's 500®," are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by Royal Bank.  The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

The RTY

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

RBC Capital Markets, LLC
P13

Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

Russell does not guarantee the accuracy and/or the completeness of the RTY Index or any data included in the RTY Index and has no liability for any errors, omissions, or interruptions in the RTY Index.  Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY Index or any data included in the RTY Index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use.  Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY.  Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Notes are not sponsored, endorsed, sold or promoted by Russell.  Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same.  Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based.  Russell’s only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes.  Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY.  Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

RBC Capital Markets, LLC
P14

Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

HISTORICAL INFORMATION

The graph below sets forth the information relating to the historical performance of the Reference Indices.  In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of each of the Reference Indices.  The information provided in this table is for the four calendar quarters of 2009, 2010, and 2011, and the period from January 1, 2012 through March 1, 2012.

We obtained the information regarding the historical performance of the Reference Indices in the charts below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Indices should not be taken as an indication of their future performance, and no assurance can be given as to the Final Level of any Reference Index.  We cannot give you assurance that the performance of any of the Reference Indices will not result in the loss of all or a portion of your investment in the Notes.

RBC Capital Markets, LLC
P15

Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Index in ($)	Low Intra-Day Price of the Reference Index in ($)	Period-End Closing Price of the Reference Index in ($)
1/1/2009	3/31/2009	943.85	666.79	797.87
4/1/2009	6/30/2009	956.23	783.32	919.32
7/1/2009	9/30/2009	1,080.15	869.32	1,057.08
10/1/2009	12/31/2009	1,130.38	1,019.95	1,115.10

1/1/2010	3/31/2010	1,180.69	1,044.50	1,169.43
4/1/2010	6/30/2010	1,219.80	1,028.33	1,030.71
7/1/2010	9/30/2010	1,157.16	1,010.91	1,141.20
10/1/2010	12/31/2010	1,262.60	1,131.87	1,257.64

1/1/2011	3/31/2011	1,344.07	1,249.05	1,325.83
4/1/2011	6/30/2011	1,370.58	1,258.07	1,320.64
7/1/2011	9/30/2011	1,356.48	1,101.54	1,131.42
10/1/2011	12/31/2011	1,292.66	1,074.77	1,257.60

1/1/2012	3/1/2012	1,378.04	1,258.86	1,374.09

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P16

Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Index in ($)	Low Intra-Day Price of the Reference Index in ($)	Period-End Closing Price of the Reference Index in ($)
1/1/2009	3/31/2009	519.18	342.57	422.75
4/1/2009	6/30/2009	535.85	412.77	508.28
7/1/2009	9/30/2009	625.31	473.54	604.28
10/1/2009	12/31/2009	635.99	553.32	625.39

1/1/2010	3/31/2010	693.32	580.49	678.64
4/1/2010	6/30/2010	745.95	607.30	609.49
7/1/2010	9/30/2010	678.90	587.60	676.14
10/1/2010	12/31/2010	793.28	669.43	783.65

1/1/2011	3/31/2011	843.73	771.71	843.55
4/1/2011	6/30/2011	868.57	772.62	827.43
7/1/2011	9/30/2011	860.37	634.71	644.16
10/1/2011	12/31/2011	769.46	601.71	740.92

1/1/2012	3/1/2012	833.02	736.78	815.22

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P17

Cash Settled Reverse Convertible Notes Linked to the Worst Performing of Two Equity Indices due March 6, 2013

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about March 6, 2012, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011.  For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBC Capital Markets, LLC
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